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                                                                    Exhibit 23.1



                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 pertaining to the Amended and Restated 1992 Stock Option Plan and the 1996 Non-Employee Director Stock Option Plan of Park-Ohio Holdings Corp. for the registration of 500,000 shares and 250,000 shares, respectively of its common stock of our report dated February 16, 1998 with respect to the consolidated financial statements of Park-Ohio Industries, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



                                        /s/ERNST & YOUNG LLP

Cleveland, Ohio
June 15, 1998